                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          INFORMATION RESOURCES, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          INFORMATION RESOURCES, INC.
                            150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1999

To the Stockholders of
  INFORMATION RESOURCES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661 on Thursday, May 20, 1999, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

          1. To elect four directors to the Board of Directors of the Company, each to serve for a term of three years;

          2. To consider and act upon a proposal to approve an amendment to the Company's Executive Stock Option Plan (the "Executive Option Plan") designed to preserve the tax deductibility of certain compensation paid thereunder; and

          3. To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

     Stockholders of record as of the close of business on April 9, 1999 will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

     The annual report of the Company for the year 1998 is being mailed to all stockholders of record and accompanies this Proxy Statement.
                                          By order of the Board of Directors,
                                          INFORMATION RESOURCES, INC.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 23, 1999
                            ------------------------

                             YOUR VOTE IS IMPORTANT
                PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                            ------------------------

                                PROXY STATEMENT

                          INFORMATION RESOURCES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of stockholders to be held on May 20, 1999, and any adjournments thereof (the "Meeting"). Stockholders of record as of the close of business on April 9, 1999 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 23, 1999.

     Stockholders are urged to sign, date and complete the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the persons designated on the proxy (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve), (ii) for the adoption of the proposed amendment to the Executive Option Plan relating to Section 162(m) of the Internal Revenue Code, and (iii) in the discretion of such persons, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

     A stockholder who has given a proxy may revoke it at any time before it is voted by (i) submitting a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Secretary of the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

     Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Meeting and present in person or by proxy. Votes withheld and broker non-votes are not counted toward a nominee's total. The remaining proposals described herein require the vote of holders of a majority of the shares of Common Stock entitled to vote at the Meeting and present in person or by proxy. Under applicable Delaware law, abstentions will be deemed present and entitled to vote on a proposal and will, therefore, have the effect of a negative vote on a proposal. A broker non-vote on a proposal is not considered to be present and entitled to vote and thus will have no effect on the outcome of the vote for that proposal.

     The Company has one class of stock outstanding, common stock, $.0l par value per share ("Common Stock"). On April 9, 1999, 27,864,806 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                            OWNERSHIP OF SECURITIES

     The following table shows the total number of shares of Company Common Stock beneficially owned as of the dates designated below, and the percentage of Company Common Stock so owned as of that date, with respect to each person who is known to be the beneficial owner of more than 5% of the Company's Common
Stock:

                                                                 AMOUNT AND
                                                                 NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP    PERCENT OF CLASS(1)
                ------------------------                    --------------------    -------------------
Merrill Lynch Asset Management                                   2,391,403(2)              8.58
800 Scudders Mill Road
Plainsboro, NJ. 08536
State of Wisconsin Investment Board                              2,289,000(3)              8.21
P.O. Box 7842
Madison, WI. 53707
R. Eliot King and Associates, Inc.                               2,017,760(4)              7.24
3000 Sand Hill Road, Building 2, Suite 245
Menlo Park, CA. 94025
Grantham, Mayo, Van Otterloo & Company L.L.C.                    1,551,500(5)              5.57
40 Rowes Wharf, Fourth Floor
Boston, MA. 02110

     The following table shows the total number of shares of Company Common Stock beneficially owned as of April 9, 1999, and the percentage of Company Common Stock so owned as of that date with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all directors and executive officers as a group:

                                                                 AMOUNT AND
                                                                 NATURE OF
              NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(6)(7)    PERCENT OF CLASS
              ------------------------                   --------------------------    ----------------
James G. Andress.....................................               36,941                      *
James R. Chambers....................................               41,666                      *
Edwin E. Epstein.....................................               37,241                      *
Gerald Eskin, Ph.D...................................              478,160                   1.71
Gian M. Fulgoni......................................              772,797                   2.73
Gary M. Hill.........................................              170,798                      *
John D.C. Little, Ph.D...............................              222,207                      *
Leonard M. Lodish, Ph.D..............................               60,275                      *
Edward E. Lucente....................................               20,816                      *
Edith W. Martin, Ph.D................................               17,956                      *
John P. McNicholas, Jr...............................               32,834                      *
Randall S. Smith.....................................              325,350                   1.16
Jeffrey P. Stamen....................................                6,941                      *
Glen L. Urban, Ph.D..................................               52,509                      *
Thomas W. Wilson, Jr.................................              100,000                      *
All directors and executive officers as a group (16              2,389,743                   8.17
  persons)...........................................

---------------

 * Less than 1%.

(1) Based on 27,864,806 shares outstanding on April 9, 1999.

(2) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 3, 1999, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(3) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 2, 1999, which indicates that this stockholder is a government agency, which manages public pension funds.

(4) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 14, 1999, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(5) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 12, 1999, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(6) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days of April 9, 1999 in the following amounts: (i) James G. Andress -- 33,750 options; (ii) James R. Chambers -- 41,666 options; (iii) Edwin E. Epstein -- 21,250 options; (iv) Gerald Eskin, Ph.D. -- 122,202 options; (v) Gian M. Fulgoni -- 456,281 options; (vi) Gary M. Hill -- 166,625 options;
    (vii) John D.C. Little, Ph.D. -- 44,016 options; (viii) Leonard M. Lodish, Ph.D. -- 55,550 options; (ix) Edward E. Lucente -- 15,625 options; (x) Edith
    W. Martin, Ph.D. -- 14,375 options; (xi) John P. McNicholas, Jr. -- 31,500 options; (xii) Randall S. Smith -- 240,531 options; (xiii) Jeffrey P. Stamen -- 3,750 options; (xiv) Glen L. Urban, Ph.D. -- 21,250 options; (xv) Thomas
    W. Wilson, Jr. -- 90,000 options; and (xvi) all directors and officers as a group (16 persons) -- 1,371,518 options.

(7) Amounts include stock held for the benefit of the named individual in the Company's 401(k) Retirement Savings Plan as of April 9, 1999 in the following amounts: (i) Gian M. Fulgoni -- 90 shares; (ii) Gary M. Hill -- 173 shares; (iii) John P. McNicholas, Jr. -- 134 shares; (iv) Randall S. Smith -- 131 shares; and (v) all officers as a group (7 persons) -- 633 shares.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

                             ELECTION OF DIRECTORS

                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

     The By-laws of the Company provide that the number of directors of the Company shall not be less than five nor more than fifteen and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at twelve. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 2002. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will have one vacancy. The Board of Directors is continuing its search for a new director and this vacancy will be filled when the evaluation process is completed.

     It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this Proxy Statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

NOMINEES FOR ELECTION:

                                                            POSITIONS WITH COMPANY, BUSINESS
                   NAME                     AGE              EXPERIENCE AND OTHER POSITIONS
------------------------------------------  ---   ----------------------------------------------------
James G. Andress..........................  60    Director of the Company since 1989; Current member
                                                  of the Executive Committee and Audit Committee;
                                                  Current Chairman of the Compensation Committee;
                                                  President and Chief Operating Officer of the Company
                                                  from March 1994 to September 1995; Chief Executive
                                                  Officer from May 1990 to September 1995; Vice
                                                  Chairman from July 1993 until March 1994; Chairman,
                                                  Director and Chief Executive Officer of
                                                  Warner-Chilcott PLC since October 1996; Director of
                                                  The Liposome Company, Inc., Sepracor, Inc., Option
                                                  Care, Inc., Xoma Corporation, Favorite Brands
                                                  International, Inc. and Allstate Corporation.

Edwin E. Epstein..........................  75    Director of the Company since 1987; Current member
                                                  of the Executive Committee and Chairman of the Audit
                                                  Committee; President of Retailing Insights, Inc.,
                                                  food industry consultants, since 1971.

Edward E. Lucente.........................  59    Director of the Company since 1991; Current member
                                                  of the Compensation Committee; Current Chairman of
                                                  the Executive Stock Option Committee; President,
                                                  Chief Executive Officer and Chairman of the Board of
                                                  QMS, Inc. since January 1998; President and Chief
                                                  Executive Officer of Liant Software Corp. from May
                                                  1995 to January 1998; Head of worldwide sales and
                                                  marketing of Digital Equipment Corp. from March 1993
                                                  until April 1994; Director of Saga Software, Inc.

Jeffrey P. Stamen.                           53      Director of the Company since March 1994; President -- IRI
                                                    Software from February 1991 to July 1995; Vice President of the Company from January 1986 to July 1995; Chief
                                                  Executive Officer and Director of Syncra Software, Inc. since
                                                              September 1998; Senior Vice-President of the OLAP
                                                     Division of Oracle Corporation from July 1995 to September
                                                                                                          1998.
TERMS EXPIRING IN 2000:

Gerald J. Eskin, Ph.D.....................  64    Co-founder of the Company; Director of the Company since
                                                  1977; Vice Chairman since December 1981; Professor of
                                                  Marketing at the University of Iowa since 1974 (currently
                                                  adjunct status).

John D.C. Little, Ph.D....................  71    Director of the Company since 1985; Current member of the
                                                  Executive Committee; Institute Professor, Massachusetts
                                                  Institute of Technology since 1989.

Glen L. Urban, Ph.D.......................  59    Director of the Company since 1986; Current member of the
                                                  Audit Committee; Professor of Management Science at The Sloan
                                                  School of Management, Massachusetts Institute of Technology
                                                  since 1966.

TERMS EXPIRING IN 2001:

Gian M. Fulgoni...........................  51    Director of the Company since 1981; Current member of the
                                                  Executive Committee; Chief Executive Officer from January
                                                  1986 to November 1998; Chairman of the Board of Directors
                                                  from February 1991 until April 1995; Consultant since
                                                  November 1998; Chief Executive Officer and Chairman of the
                                                  Board of Directors of Lancaster Marketing Group, L.L.C. since
                                                  April 1999; Director of Platinum Technology, Inc.

Leonard M. Lodish, Ph.D...................  55    Director of the Company since 1985; Samuel R. Harrell
                                                  Professor of the Marketing Department at the Wharton School
                                                  of Business, University of Pennsylvania since 1968; Director of Franklin Electronic Publishers, Inc. and J&J Snack Foods
                                                  Corp.

Edith W. Martin, Ph.D.....................  53    Director of the Company since 1991; Current member of the
                                                  Compensation Committee and Executive Stock Option Committee;
                                                  Vice President, Chief Information Officer for Halliburton
                                                  Company since March 1999; Vice President, Information Systems and Chief Information Officer for Eastman Kodak, Co. from
                                                  1996 to 1998; Executive Vice President and Chief Technology
                                                  Officer for the Student Loan Marketing Association (Sallie
                                                  Mae) from August 1994 until January 1996; Executive Vice
                                                  President and Chief Information Officer for Intelsat from
                                                  July 1992 until August 1994; Director of Immunex Corporation and Pharmacopeia, Inc.

Thomas W. Wilson, Jr..                       67     Chief Executive Officer since November 1998; Director of
                                                  the Company since 1991; Chairman of the Board of Directors since April 1995; Current Chairman of the Executive
                                                            Committee; Senior Partner of McKinsey & Company,
                                                     management consultants, from 1973 until 1990 (retired);
                                                                     Director of Aerial Communications, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS

     During 1998, the Board of Directors met on five occasions, and all members with the exception of Glen L. Urban attended at least 75% of the Board of Directors' meetings and their respective Committee meetings.

     The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee and Executive Stock Option Committee. The Company has no nominating committee. The nominating function is performed by the Board of Directors, which has not established a formal policy or procedure for considering potential nominees including potential nominees recommended by stockholders.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the by-laws or limited by the provisions of the Delaware General Corporation Law. The Executive Committee met during 1998 on one occasion.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year and reviews the scope of the audit, the independent auditors report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee met during 1998 on three occasions.

     The Compensation Committee is responsible for reviewing and approving salaries and other compensation for the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's directors and executive officers pursuant to the Executive Option Plan. The Compensation Committee met during 1998 on two occasions.

     The Executive Stock Option Committee is responsible for making determinations regarding the grant of stock options from time to time to the Company's directors and executive officers pursuant to the Executive Option Plan. During 1998, the Executive Stock Option Committee approved all director and executive stock option grants throughout the course of the year.

     Directors of the Company who are also employees do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Pursuant to the Company's Stock Plan for Independent Directors, non-employee Directors are issued shares of common stock in lieu of 75 percent of the cash retainer otherwise payable for his or her services on the Board. Pursuant to this plan, each non-employee Director received 906 shares of common stock in 1998 and an annual retainer fee of $5,250. Non-employee Directors who serve on a committee (excluding the Chairperson) each receive an additional annual cash fee of $2,500. Chairpersons of such committees each receive an additional annual cash fee of $5,000. Total cash fees for committee membership and the cash portion of the annual retainer paid during 1998 to non-employee Directors were as follows: Mr. Andress, $16,500; Mr. Epstein, $15,250; Mr. Eskin, $3,938; Mr. Little, $9,750; Mr.
Lodish, $5,250; Mr. Lucente, $12,750; Dr. Martin, $7,688; Mr. Stamen, $3,938;
and Mr. Urban, $5,813. All directors are reimbursed for travel expenses.

     Each non-employee Director receives an annual grant of 2,500 stock options. During 1998, the Company granted options to purchase 2,500 shares of the Company's Common Stock to each of the non-employee Directors listed above. The exercise price of these options for all non-employee Directors except the members of the Executive Stock Option Committee was $17.50, the market value of the Company's Common Stock on the date of grant. The exercise price of these options for the non-employee Directors who serve as members of the Executive Stock Option Committee was $15.75, the market value of the Company's Common Stock on the date of grant specified by the terms of the Executive Option Plan.

                             EXECUTIVE COMPENSATION

     The following information regarding compensation is given with respect to persons who served as Chief Executive Officer of the Company during 1998 and the four other highest paid executive officers of the Company (the "Named Executive Officers").

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the annual salary, bonus and other compensation of the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's executive officers. The Committee is composed entirely of outside directors.

     The goals of the Company's compensation programs are to align executive compensation with the Company's performance, and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive information and software service industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a Named Executive Officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the Named Executive Officers to be deductible by the Company.

  Compensation of Executive Officers Generally

     The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is typically directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives. The performance objectives of each executive officer differs depending upon individual roles and responsibilities within the management group and typically include performance objectives for both the Company and a business unit or function for which the executive officer has direct involvement. Certain elements of compensation for individual executive officers are also dictated by employment agreements that are in place.

     In 1998, the Committee emphasized financial, strategic and quality/service oriented objectives. It generally based its determination of executive performance upon the achievement of the following pre-established objectives:
(i) improvement of the Company's earnings per share; (ii) improvement of the Company's cash flow; and (iii) other quantitative and qualitative strategic objectives. These other objectives included a quantitative goal for the reduction of required rework levels based on production benchmarks, the development and implementation of enhanced financial and management information systems and a reduction in the ratio of accounts receivable to sales.

     For the year ended December 31, 1998, the Company's consolidated revenues increased 12% over 1997. Revenues from the Company's ongoing U.S. businesses were up 8% over 1997, while earnings from U.S. operations declined by 20% from 1997 levels. International revenues increased 28% versus the prior year and the loss from operations was reduced by 25% versus 1997. Overall, consolidated operating results for the twelve months ended December 31, 1998 were substantially below 1997 results. Net earnings were $3.8 million or $ .13 per diluted share compared to $7.7 million or $ .26 per diluted share in 1997. The Company's consolidated cash flow provided (used) before financing activities was ($1.2) million in 1998 and $3.8 million in 1997.

     The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus; and (iii) the opportunity to earn stock options grants. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is at or somewhat above industry average. In addition, the Company strives to make as much of the total compensation mix as possible variable, based on performance.

     Salary. The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance compared to the preceding year, contractual provisions in employment and other agreements, as well as competitive market data on salary levels. On May 1, 1998 seven executive officers received salary increases based on their 1997 performance, market adjustments and contractual provisions in employment and other agreements.

     Cash Bonuses. During fiscal year 1998, each executive officer of the Company was eligible for a target annual incentive bonus calculated by the Committee as a percentage of the officer's base salary. Target bonus is defined as the payment earned if an officer achieves 100% of his/her objectives. The Company's bonus plan allows for the payment of adjusted (i.e. lower or higher) amounts based on the comparison of results against objectives. For 1998, bonus targets ranged from 28% to 50% of an executive officer's salary. As stated above, in determining the cash bonuses, the Committee considered company performance as well as other qualitative objectives. A specified portion of this target bonus (generally as high as 70%) is based on the achievement of company-wide financial objectives. The balance is based on individual objectives which may be either quantitative or qualitative. In 1999, five executive officers received limited cash bonuses for services rendered in 1998. Of these five, only one executive officer, who achieved a substantial portion of his international financial objectives, received a bonus for the company-wide financial objective portion (up to 70% of target) of his/her targeted bonus potential. The limited cash bonuses that were provided to three of these five executive officers were based solely on the individual's performance in achieving certain qualitative objectives such as the progress made on the implementation of financial and management information systems. In addition, one executive officer received a cash bonus of $80,000 as required under the terms of his 1997 employment agreement with the Company. The bonus amounts awarded to the Company's executive officers ranged from 0% to 34% of their targeted bonus potential, or 0% to 12% of salary.

     Option Grants. The Committee is responsible for recommending to the Executive Stock Option Committee the individuals to whom grants should be made, the timing of the grants, the exercise price per share and the number of shares subject to each option. The Executive Stock Option Committee has final approval of option grants made to executive officers. Stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to change in the value of a share of Common Stock. The Committee also considers the amount and terms of options already held by a particular officer, the amount and terms of options granted to that officer's peers, the role of each executive in accomplishing the Company's performance objectives and the highly competitive nature of the Company's industry.

     The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value and provide the executive officer with the opportunity to share in the appreciation of the value of the stock of the Company. During 1998, the Company awarded stock options to one executive officer.

     Compensation of the Chief Executive Officers. The office of Chief Executive was served by Mr. Gian M. Fulgoni until his resignation in November 1998. The office of Chief Executive is currently served by Mr. Thomas W. Wilson, Jr. who has been serving as Chief Executive Officer since the resignation of Mr. Fulgoni. During 1998, the Company compensated Mr. Fulgoni and Mr. Wilson utilizing the same philosophy and general criteria used for other executive officers as described above. Mr. Fulgoni's principal quantitative performance objectives included a specific earnings per share and cash flow targets and other personal objectives including production and service/product enhancements. Mr. Wilson's principal performance objective was to assist the Company in transitional matters upon the resignation of Mr. Fulgoni.

     During 1998, Mr. Fulgoni received a $383,753 salary, an increase of $28,543 (8%) over the amount paid in 1997 based on 1997 performance and a market adjustment. The committee awarded Mr. Fulgoni no cash bonus for 1998 based on the financial performance of the Company in 1998.

     During 1998, Mr. Wilson received a base salary of $283,514. Mr. Wilson received a 3% increase in salary for 1997 performance, increasing his salary by $8,514. For 1998, Mr. Wilson did not receive any bonus payout, nor did he receive any additional cash compensation for his Chief Executive Officer responsibilities.

     The foregoing report has been approved by the current members of the Committee.

                                          The Compensation Committee

                                          James G. Andress, Chairman
                                          Edward E. Lucente*
                                          Edith W. Martin*
---------------

* Also members of the Executive Stock Option Committee.

  SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                                         NUMBER OF
                                              ANNUAL COMPENSATION        SECURITIES
                                           --------------------------    UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
       ---------------------------         ----   --------   --------   ------------   ---------------
Thomas W. Wilson, Jr.(2).................  1998   $283,514   $      0           0          $    0
  Chief Executive Officer and              1997    275,000     78,400           0               0
  Chairman of the Board                    1996    275,000     22,000           0               0

Gian M. Fulgoni(2).......................  1998    383,753          0           0           4,403
  Chief Executive Officer                  1997    355,210    101,200           0           3,709
  until November 1998                      1996    330,750     55,600      35,000(3)        3,325

James R. Chambers(4).....................  1998    319,439     80,000(5)   125,000(6)           0
  Group President,                         1997     54,519     40,000     125,000(7)            0
  U.S. Commercial Businesses

Randall S. Smith.........................  1998    310,125     37,685           0           4,403
  Group President, International           1997    288,493     89,600           0           3,709
  Services and Corporate Development       1996    286,000     53,700      30,000(3)        3,325

Gary M. Hill.............................  1998    294,855     31,128           0           4,403
  Executive Vice President and             1997    281,854     85,200           0           3,709
  Chief Financial Officer                  1996    275,000     47,300      27,500(3)        2,288

John P. McNicholas, Jr...................  1998    160,356     12,000           0           4,403
  Senior Vice-President, Controller        1997    154,157     25,000       3,000           3,709
  and Chief Accounting Officer             1996    148,333     22,000           0           3,291

---------------

(1) Except as otherwise noted, represents contributions made by the Company to the Information Resources, Inc. 401 (k) Retirement Savings Plan.

(2) Mr. Fulgoni resigned from his position as Chief Executive Officer on November 21, 1998. Mr. Wilson was appointed Chief Executive Officer on that date.

(3) Options granted May 24, 1996, in connection with a salary freeze imposed on executive officers in 1996.

(4) Mr. Chambers joined the Company's executive management team during the fourth quarter of fiscal year 1997.

(5) Minimum of $80,000 bonus guaranteed as part of employment contract.

(6) Options granted August 28, 1998 pursuant to an amendment to employment contract.

(7) Options granted November 10, 1997 as an inducement to join the Company's executive management team.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the Company's last fiscal year to each of the Named Executive Officers:

                                    INDIVIDUAL GRANTS
                                -------------------------                           POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     % OF TOTAL                               ASSUMED ANNUAL RATES OF
                                SECURITIES     OPTIONS                               STOCK PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ------------------------------
             NAME                GRANTED     FISCAL YEAR    PRICE(1)      DATE           5%              10%
             ----               ----------   ------------   --------   ----------   ------------    --------------
James R. Chambers.............   125,000(3)      7.77       $10.938      8/28/08      $859,856        $2,179,044

---------------

(1) Represents the fair market value of the Company's Common Stock on August 28, 1998, the date of grant.

(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's common stock.

(3) The options are exercisable beginning on the first anniversary of the grant date.

AGGREGATE STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table sets forth certain stock option information, including exercises during the Company's last fiscal year for each of the Named Executive
Officers:

                                                                                            VALUE OF UNEXERCISED
                                                     NUMBER OF SECURITIES UNDERLYING            IN-THE-MONEY
                            SHARES                   UNEXERCISED OPTIONS AT YEAR-END       OPTIONS AT YEAR-END(1)
                          ACQUIRED ON    VALUE     -----------------------------------   ---------------------------
          NAME             EXERCISE     REALIZED       EXERCISABLE       UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -------------------   -------------   -----------   -------------
Thomas W. Wilson, Jr....         0      $     0           89,375             20,625       $      0        $     0
Gian M. Fulgoni.........         0            0          447,531             17,500         70,194              0
James L. Chambers.......         0            0           41,666            208,334              0              0
Randall S. Smith........         0            0          233,031             15,000        138,928              0
Gary M. Hill............     4,000        5,760          143,083             30,417              0              0
John P. McNicholas,
  Jr....................         0            0           20,750             12,250              0              0

---------------

(1) The value of "in-the-money options" represents the difference between the exercise price of such option and the stock price which was $10.188 per share at the close of business on December 31, 1998.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index, and (ii) The Paine Webber LLC Marketing Services Index.
PERFORMANCE GRAPH

                                                  INFORMATION RESOURCES            PAINEWEBBER                  S & P 500
                                                  ---------------------            -----------                  ---------
Dec-93                                                   100.00                      100.00                      100.00
Dec-94                                                    35.71                       95.39                      101.32
Dec-95                                                    32.14                      142.63                      139.40
Dec-96                                                    36.36                      198.14                      171.40
Dec-97                                                    34.74                      183.05                      228.59
Dec-98                                                    26.46                      227.11                      293.91

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with three of its Named Executive Officers, Randall S. Smith, Group President, International Services and Corporate Development, Gary M. Hill, Executive Vice President and Chief Financial Officer, and James R. Chambers, Group President, U.S. Commercial Businesses. Mr. Smith's agreement provides for: (i) a minimum base salary of $286,000 per year; (ii) bonus or other incentive compensation as provided under any present or future incentive compensation plan of the Company as applied to other senior officers of the Company; and (iii) the right to participate during the employment period in all benefit plans applicable to senior officers of the Company. Mr. Smith's agreement may be terminated: (i) by Mr. Smith for "Good Reason" (as defined in the agreement) upon one month's prior written notice; or
(ii) by the Company with or without "Cause" (as defined in the agreement) upon two months' prior written notice. If the agreement is terminated without Cause or for "Good Reason," Mr. Smith is entitled to receive: (i) his base salary for a period of twelve months following the termination date; (ii) a pro rated bonus (determined based upon the average bonus awarded to other executive officers of the Company); and (iii) an extended option exercise period. In the event of Mr. Smith's death during the Employment Period all unvested options will immediately vest and be exercisable for 24 months from the date of death. In the event of a change of control (as defined in the Agreement) which occurs at least two years following the effective date of the Agreement, all of Mr. Smith's options, whether or not then vested, become immediately exercisable.

     Mr. Hill's agreement provides for: (i) a minimum base salary of $275,000 per year, (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to senior officers of the Company. In the event of a change of control (as defined in the agreement), all of Mr. Hill's unvested options will vest immediately. In the event Mr. Hill's employment is terminated for any reason, other than for cause, Mr. Hill's death or voluntary resignation (except in case of such resignation within one year following a change of control), Mr. Hill is entitled, for a period of 12 months, to continue to receive all benefits and to be paid at a rate equal to 130% of his base salary then in effect.

     Mr. Chambers' agreement provides for: (i) a minimum base salary of $315,000 per year, (ii) participation in the Company's bonus plan; (iii) a guaranteed minimum bonus of $80,000 for 1998; and (iv) the right to participate in all benefit plans applicable to senior officers of the Company. In the event of a change of control (as defined in the agreement) before the second anniversary of Mr. Chambers' employment and Mr. Chambers terminates his employment within one year after the change of control occurs for any reason other than for cause, Mr. Chambers' options will continue to vest and become exercisable in accordance with their original vesting schedule. In the event Mr. Chambers' employment is terminated for any reason other than for cause, Mr. Chambers' death or voluntary resignation, Mr. Chambers is entitled, for a period of 12 months, to continue to receive all benefits and to be paid at a rate equal to 140% of his base salary then in effect. In addition, any options that would otherwise vest in the succeeding 18 month period following termination of Mr. Chambers' employment will vest immediately (except for the 250,000 options referred to in the following sentence and any options that will vest otherwise pursuant to the change in control provision above). If Mr. Chambers' employment is terminated without cause or for "Good Reason" (as defined in the agreement) before the second anniversary of his employment, the 125,000 options granted to him in 1997 and the 125,000 options granted to him in 1998 will continue to vest and become exercisable (other than terminated or expired options) within 30 days after the last of such options vest. If Mr. Chambers' employment is terminated without cause or for "Good Reason" after the second anniversary of his employment, all unvested options of these 250,000 options will vest immediately and will be exercisable for a period of 24 months from the date of termination of employment (other than terminated or expired options).

                              CERTAIN TRANSACTIONS

     The Company has entered into consulting agreements with Leonard M. Lodish, Ph.D. and Gian M. Fulgoni, each a director of the Company. Pursuant to the agreement with Dr. Lodish, Dr. Lodish was paid $108,000 in 1998. Pursuant to the consulting agreement with Mr. Fulgoni, which the Company entered into after his resignation as Chief Executive Officer of the Company, Mr. Fulgoni has agreed to provide consulting services to the Company for a period of three years from the date of his resignation in consideration for an annual consulting fee of $402,730. Mr. Fulgoni is also entitled to participate in certain benefit plans of the Company during the consulting term. Mr. Fulgoni's agreement may be terminated: (i) by Mr. Fulgoni for "Good Reason" (as defined in the agreement);
(ii) by Mr. Fulgoni after the first anniversary of the agreement upon 60 days prior written notice; (iii) by Mr. Fulgoni prior to July 31, 1999 if the Company and Mr. Fulgoni fail to enter into a joint venture agreement or a data licensing agreement prior to June 30, 1999; or (iv) by the Company with "Cause" (as defined in the agreement). Mr. Fulgoni shall cease to be bound by the non-competition provisions contained in the agreement if he terminates the agreement for "Good Reason" or because the Company and Mr. Fulgoni have failed to enter into a joint venture agreement or a data licensing agreement prior to June 30, 1999. All stock options held by Mr. Fulgoni (other than terminated or expired options) shall remain exercisable through the termination or expiration of the non-compete period defined in the agreement.

                         PROPOSAL TO APPROVE AMENDMENT
                     TO THE COMPANY'S EXECUTIVE OPTION PLAN

     The Board of Directors has approved for submission to the Company's stockholders a proposal relating to the Company's Executive Option Plan. This proposal is being made to amend certain provisions of the Executive Option Plan that are designed to permit the Company to deduct compensation paid thereunder for Federal income tax purposes without regard to the limits on deductibility of compensation expense imposed pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     On April 21, 1999, the closing price of the Company's Common Stock on the NASDAQ Stock Market was $7 5/8.

     The Board of Directors and stockholders of the Company approved the current Executive Option Plan in 1992. The Executive Option Plan was created in response to the SEC's adoption of certain rules pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). These rules regulate the ownership and trading of securities by directors and executive officers of public companies. In 1995, the Company modified the Executive Option Plan to comply with Section 162(m) of the Code.

     The eligible participants in the Executive Option Plan are the Company's executive officers and directors. Because actual participation in the Executive Option Plan will be dependent on the number of executive officers and directors of the Company existing from time to time, the number of eligible participants under the Executive Option Plan cannot be determined as of this date. There are currently sixteen executive officers and directors of the Company.

     The Executive Option Plan is administered by the Executive Stock Option Committee which consists of at least two directors (the "Committee") who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. Committee members are eligible to participate under the Executive Option Plan and receive, on June 15 of every year, stock options to purchase 2,500 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant of the option. Subject to the terms of the Executive Option Plan, the Committee has the authority to determine the material terms and provisions under which options are granted, including the persons to whom such options are granted, the exercise prices, the number of shares subject to options, the time or times during which options may be exercised and certain other terms and conditions of the respective options granted.

     Options granted under the Executive Option Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code or non-qualified stock options. No option designated as an ISO can be exercised by the option holder until such individual has been employed by the Company or its subsidiary for at least three months following the date of grant. No option designated as an ISO may be granted to a non-employee director of the Company.

     When adopted in 1992, the Company reserved for future issuance up to 2,000,000 shares of Common Stock to be issued upon the exercise of options granted or to be granted pursuant to the Executive Option Plan. In 1995, the Company increased the number of shares reserved for issuance under the plan by 500,000 shares. In the event that any outstanding option granted under the Executive Option Plan terminates or expires prior to its exercise, for any reason, then the underlying shares of Common Stock shall not be charged against the maximum limit of shares available under the Executive Option Plan and such shares shall become available for future grants of options under the Executive Option Plan. Because actual participation in the Executive Option Plan will be determined at the discretion of the Committee, future grants or allocations under the Executive Option Plan cannot be determined precisely at this time. There are currently 847,498 options available for issuance pursuant to the Executive Option Plan.

     The exercise price of ISOs granted under the Executive Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting stock of the Company or any subsidiary of the Company, not less than 110% of the fair market value of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of grant) of shares issuable upon the exercise of ISOs granted to an option holder under all plans of the Company or any subsidiary that become exercisable for the first time during any one calendar year may not exceed $100,000.

     The exercise price of non-qualified options are fixed by the Committee on the date of grant and may be less than, equal to or greater than the fair market value of the Common Stock on such date.

     The duration of options granted under the Executive Option Plan are fixed by the Committee but no longer than 10 years from the date of grant and, for ISOs granted to holders of more than 10% of the voting stock of the Company or any subsidiary, no more than five years from the date of grant. The duration of an option may be reduced in connection with the termination of the option holder's employment, if applicable, or death of the option holder or, at the discretion of the Committee, due to the option holder's less than satisfactory performance.

     If the Committee determines that the option holder is not satisfactorily performing the duties to which he or she was assigned on the date the option was granted or duties of at least equal responsibility, the Committee may prescribe longer time periods and additional requirements with respect to the exercise of a nonvested option or terminate in whole or in part such portion of any nonvested option.

     During the option holder's lifetime, all options granted under the Executive Option Plan are exercisable only by the option holder or by his or her legal representative. In addition, options granted under the Executive Option Plan are not transferable, other than by will or the laws of descent and distribution. Such options shall become null and void upon any attempt by the option holder to otherwise transfer, assign, pledge, hypothecate, or dispose of the option, or upon the levy of any attachment or similar process upon such option.

     Options granted will terminate upon the earlier of (i) the date of expiration or (ii) either one year after termination of the Option holder's employment or directorship with the Company or its subsidiary (unless a shorter or longer time period is approved by the Committee or the Board of Directors), or in the event such Options are designated as ISOs and the termination of employment is due to retirement, three months following the Option holder's retirement (unless a shorter or longer time period is approved by the Committee or the Board of Directors).

     No option or shares of Common Stock issued pursuant to the exercise of an option shall be disposed of until six months following the date of grant.

     The number of shares of Common Stock available under the Executive Option Plan and the exercise price and number of shares subject to outstanding options under such Plan will be proportionately adjusted to prevent any dilution or enlargement of rights that would otherwise result by reason of stock dividends, stock splits, recapitalization, mergers, consolidations or other such changes in the capital structure of the Company. In no event will fractional shares be issued under the Executive Option Plan.

     The Board of Directors may, from time to time, amend the Executive Option Plan as it relates to the terms and conditions of any options granted or to be granted under the Executive Option Plan, but in no event shall such amendment affect the rights of an option holder with respect to a previously granted option, unless the option holder consents. Any amendment which would (i) increase or decrease the number of shares issuable upon the exercise of an option, with the exception of any increase or decrease in the number of shares resulting from a stock adjustment, (ii) change the class of persons to whom options may be granted or (iii) extend the period or periods during which options may be granted or exercised, must be approved by a majority of the holders of the Company's Common Stock within 12 months of such amendment.

     The Executive Option Plan will remain in full force and effect until the close of business on May 27, 2002, at which time the right to grant options under the Plan shall automatically terminate. Any options granted before the termination of the right to grant options under the Plan will continue to be governed thereafter by the terms of the Plan.

     The table below shows the number of options granted under the Executive Option Plan to the following individuals and groups during the Company's 1998 calendar year. See also "-- Executive Compensation." Employees who are not executive officers or directors are not eligible to participate in the Executive Option Plan.

                                                                NUMBER OF
NAME AND POSITION/GROUP                                          OPTIONS
-----------------------                                         ---------
Thomas W. Wilson, Jr........................................           0
  Chief Executive Officer and Chairman of the Board
Gian M. Fulgoni.............................................           0
  Chief Executive Officer until November 1998
James R. Chambers...........................................     125,000
  Group President, U.S. Commercial Businesses
Randall S. Smith............................................           0
  Group President, International Services and Corporate
     Development
Gary M. Hill................................................           0
  Executive Vice President and Chief Financial Officer
John P. McNicholas, Jr......................................           0
  Senior Vice President, Controller and Chief Accounting
     Officer
All current executive officers..............................     125,000
All current directors (non-executive officers)..............      22,500
All director nominees.......................................      10,000

Federal Income Tax Treatment of the Executive Option Plan.

     The following discussion is not intended to serve as a comprehensive description of all Federal income tax consequences associated with stock options, does not reflect any consideration of minimum tax or foreign, state or local tax consequences, and is based upon an assumption that any stock acquired by exercising an option will not be subject to any substantial risk of forfeiture or restriction as to transferability.

     A person who is granted a stock option under the Executive Option Plan will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-qualified option, the difference between the option price and the fair market value of the stock on the date of exercise will be considered ordinary income to the grantee.

     Although no taxable income will be recognized by the employee upon exercise of an ISO and the Company is not entitled to a tax deduction by reason of such exercise, the excess of the fair market value on the date of exercise over the exercise price is an adjustment which increases alternative minimum taxable income ("AMTI"), the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an ISO, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise. If stock purchased pursuant to the exercise of an ISO is sold within two years from the date of grant or within one year after the transfer of such stock to the employee, then the difference, with certain adjustments, between the fair market value of the Company Common Stock at the date of exercise and the option price will be considered ordinary income to the grantee.

     The Company is generally entitled to an income tax deduction for any compensation income taxed to participants for non-qualified options issued pursuant to the Executive Option Plan. The Company, however, would not be entitled to a deduction for compensation paid to certain covered executives to the extent the non-excludable compensation paid to any such person exceeds $1 million in a given year. Compensation attributable to a stock option is not considered compensation that is subject to the $1 million limit provided the option is granted pursuant to a plan that satisfies certain requirements. The proposed amendment to the Executive Option Plan which amends the limits on the maximum number of shares with respect to which options may be granted to an individual employee during a specified time period, is intended to conform the Executive Option Plan to the applicable requirements for exclusion of compensation attributable to options from the $1 million limit. See "-- Proposal to Approve An Amendment to the Executive Option Plan Increasing the Number of Options That May Be Granted In a Single Year."

         PROPOSAL TO APPROVE AN AMENDMENT TO THE EXECUTIVE OPTION PLAN
              INCREASING THE NUMBER OF OPTIONS THAT MAY BE GRANTED
                                IN A SINGLE YEAR

                 (Proposal Number 2 on the Enclosed Proxy Card)

     In 1995, the Company's stockholders approved an amendment to the Executive Option Plan to change certain provisions thereof so that the Company will be entitled to deduct compensation paid thereunder for Federal income tax purposes without regard to the limitations on deductibility of compensation expense imposed pursuant to Section 162(m) of the Code. See " -- Federal Income Tax Treatment of the Executive Option Plan." That amendment set an annual limit on the number of options that could be granted to an individual participant at 250,000 shares.

     The Board of Directors has proposed that the limit be increased to 700,000 shares per year. If the proposed amendment of the Executive Option Plan is approved, no employee shall be granted an option under the Executive Option Plan in any given year in excess of 700,000 shares.

     As of the date of this Proxy Statement, the Board of Directors is actively considering candidates to serve as the Company's Chief Executive Officer. In order to attract a qualified candidate, the Company anticipates that it may require a comprehensive compensation package that includes a substantial option grant. If the proposal to increase the annual option grant limitation under the Executive Plan is not approved, the Company may be limited in the number or types of candidates that will consider the position of Chief Executive Officer of the Company and still be able to deduct fully for income tax purposes the entire compensation paid to such executive.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EXECUTIVE OPTION PLAN INCREASING THE NUMBER OF OPTIONS THAT MAY BE GRANTED IN A SINGLE YEAR.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Company's financial statements for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. Ernst & Young has been selected as the Company's independent auditors for the calendar year 1999. It is expected that a representative of Ernst & Young LLP will attend the Meeting and will be available to make a statement, if they desire to do so, or respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661-1416 no later than December 24, 1999. If the Company is not notified of a stockholder proposal by March 9, 2000, then the proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

                                 OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Georgeson & Co., Inc. to assist in the distribution of proxy materials to shareholders of the Company. Georgeson will receive a fee for such services of approximately $3,000, plus reimbursement of its reasonable out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10K, filed with the Securities and Exchange Commission, is available without charge upon written request addressed to the Corporate Secretary of the Company, 150 North Clinton, Chicago, Illinois 60661-1416.

                                          By order of the Board of Directors,
                                          INFORMATION RESOURCES, INC.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 23, 1999

PROXY                                                                     PROXY


                          INFORMATION RESOURCES, INC.
                            150 NORTH CLINTON STREET
                          CHICAGO, ILLINOIS 60661-1416


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1999


The undersigned hereby appoints Thomas W. Wilson, Jr. and Edward S. Berger as Proxies, each with power to appoint his substitute, and hereby authorizes them, together or separately, to represent and to vote, as designated below, all shares of Common Stock of Information Resources, Inc. (the "Company") held of record by the undersigned on April 9, 1999, at the Annual Meeting of Stockholders to be held on May 20, 1999, or any adjournment thereof.


                PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE,
                      AND RETURN IN THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------



     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



1. Election of Directors -                 For  Withhold  For All      3. In their discretion, the Proxies are authorized
   Nominees: James G. Andress,             All     All     Except         to vote upon such other business as may
   Edwin E. Epstein, Edward E. Lucente     [ ]     [ ]      [ ]           properly come before the meeting.
   and Jeffrey P. Stamen



--------------------------------------
(Except Nominee(s) written above)

2. To consider and act upon a proposal    For    Against   Abstain        This proxy when properly executed, will be voted
   to approve an amendment to the         [ ]      [ ]       [ ]          in the manner directed herein by the undersigned
   Company's Executive Stock Option                                       stockholder(s). IF NO DIRECTION IS MADE, THE PROXY
   Plan designed to preserve the tax                                      WILL BE VOTED FOR PROPOSALS 1 and 2.
   deductibility of certain compensation
   paid thereunder.





                                                                                 Date:                               1999
                                                                                       ------------------------------

                                                                                 Signature(s)
                                                                                             ------------------------


                                                                                 ------------------------------------
                                                                                 Please sign exactly as your name
                                                                                 appears herein. When shares are held
                                                                                 by joint tenants, both should sign. When
                                                                                 signing as attorney, executor, admin-
                                                                                 istrator, trustee or guardian, please
                                                                                 give full title as such. If a corporation,
                                                                                 please sign in full corporate name by
                                                                                 president or other authorized officer.
                                                                                 If a partnership, please sign in partnership
                                                                                 name by authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                            YOUR VOTE IS IMPORTANT!


                     PLEASE MARK, SIGN AND DATE, AND RETURN
                           IN THE ENCLOSED ENVELOPE.












4634 - INFORMATION RESOURCES, INC.